                                                                      EXHIBIT 12


                         RAYONIER INC. AND SUBSIDIARIES

                       RATIO OF EARNINGS TO FIXED CHARGES

                                   (UNAUDITED)
                             (THOUSANDS OF DOLLARS)

                                                     Six Months
                                                   Ended June 30,
                                                   --------------
                                                  1998          1997
                                                 -------       -------
Earnings:
Net Income                                       $36,636       $38,157
Add:
  Income Taxes                                    16,206        18,151
  Minority Interest                                   --        14,287
  Amortization of Capitalized Interest             1,122           536
                                                 -------       -------
                                                  53,964        71,131

Adjustments to Earnings for Fixed Charges:
  Interest and Other Financial Charges            16,984        11,907
  Interest Factor Attributable to Rentals            987         1,094
                                                 -------       -------
                                                  17,971        13,001
                                                 -------       -------
EARNINGS AS ADJUSTED                             $71,935       $84,132
                                                 =======       =======

Fixed Charges:
  Fixed Charges above                            $17,971       $13,001
  Capitalized Interest                               194         3,076
                                                 -------       -------
TOTAL FIXED CHARGES                              $18,165       $16,077
                                                 =======       =======


RATIO OF EARNINGS AS ADJUSTED TO
  TOTAL FIXED CHARGES                               3.96          5.23
                                                 =======       =======